Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Ed Moreland Media Relations Rockwell Automation 571.296.0391	Aijana Zellner Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports First Quarter 2023 Results; Updates Fiscal 2023 Guidance

•Reported sales up 6.7% year over year; organic sales up 9.9% year over year
◦Currency reduced sales (4.0)%
◦Acquisitions contributed 0.8%
•Organic ARR up 14%
•Diluted EPS of $3.31 and adjusted EPS of $2.46; up 61% and 15% year over year, respectively
•Updates fiscal 2023 reported sales growth guidance to 10.0% - 14.0%; organic sales growth to 11.0% - 15.0%
•Updates fiscal 2023 diluted EPS guidance to $10.99 - $11.79; Adjusted EPS guidance to $10.70 - $11.50

MILWAUKEE (January 26, 2023) — Rockwell Automation, Inc. (NYSE: ROK) today reported first quarter fiscal 2023 results.

“Our strong execution and continued focus on supply chain resiliency helped Rockwell exceed our expectations in the quarter, with earnings growing double digits year over year. In addition to a gradually improving supply chain environment, we are encouraged by the continued strength of our customers’ demand across all business segments and regions,” said Blake Moret, Chairman and CEO.

Fiscal Q1 2023 Financial Results
Fiscal 2023 first quarter sales were $1,981 million, up 6.7% from $1,857 million in the first quarter of fiscal 2022. Organic sales increased 9.9%, currency translation decreased sales by 4.0%, and acquisitions increased sales by 0.8%.

Fiscal 2023 first quarter Net income attributable to Rockwell Automation was $384 million or $3.31 per share, compared to $242 million or $2.05 per share in the first quarter of fiscal 2022. The increases in Net income attributable to Rockwell Automation and diluted EPS are primarily due to fair value adjustments recognized in fiscal 2023 and fiscal 2022 in connection with our investment in PTC (the "PTC adjustments"). Fiscal 2023 first quarter adjusted EPS was $2.46, up 15% compared to $2.14 in the first quarter of fiscal 2022 primarily due to higher sales, partially offset by higher input costs.
Pre-tax margin was 23.6% in the first quarter of fiscal 2023 compared to 15.2% in the same period last year. The increase in pre-tax margin was primarily due to the PTC adjustments.
Total segment operating earnings were $401 million in the first quarter of fiscal 2023, up 12.9% from $355 million in the same period of fiscal 2022. Total segment operating margin was 20.2% compared to 19.1% a year ago primarily due to positive price/cost and higher sales volume partially offset by higher investment spend.
Cash flow generated by operating activities in the first quarter of fiscal 2023 was $66.3 million, compared to $(12.0) million in the first quarter of fiscal 2022. Free cash flow in the first quarter of fiscal 2023 was $42.1 million, compared to $(49.1) million in the same period last year. Increases in cash flow provided by operating activities and free cash flow were primarily driven by higher pre-tax income.

Fiscal Year 2023 Outlook
The table below provides guidance for sales growth and earnings per share for fiscal 2023. Our updated guidance reflects first quarter performance and record backlog. It also assumes a gradually improving supply chain environment.

	Updated Guidance	Prior Guidance
Reported sales growth	10.0% - 14.0%	7.5% - 11.5%
Organic sales growth	11.0% - 15.0%	9.0% - 13.0%
Inorganic sales growth	~1.0%	~1.0%
Currency translation	~(2.0)%	~(2.5)%
Diluted EPS	$10.99 - $11.79	$9.54 - $10.34
Adjusted EPS	$10.70 - $11.50	$10.20 - $11.00

"Automation has never been more important in solving our customers’ greatest challenges, and Rockwell is front and center as a trusted partner in these dynamic times. We look forward to another year of delivering strong growth and new customer value," Moret continued.

Following is a discussion of first quarter results for our business segments.
Intelligent Devices
Intelligent Devices first quarter fiscal 2023 sales were $936 million, an increase of 4.0% compared to $900 million in the same period last year. Organic sales increased 6.6%, currency translation decreased sales by 4.1%, and the acquisition of CUBIC increased sales by 1.5%. Segment operating earnings were $209 million compared to $213 million in the same period last year. Segment operating margin decreased to 22.4% from 23.7% a year ago. The decrease from prior year includes higher investment spend, and an unfavorable currency impact, partially offset by the positive impact from higher price/cost.

Software & Control
Software & Control first quarter fiscal 2023 sales were $573 million, an increase of 11.6% compared to $514 million in the same period last year. Organic sales increased 15.5% and currency translation decreased sales by 3.9%. Segment operating earnings were $167 million compared to $118 million in the same period last year. Segment operating margin increased to 29.2% from 22.9% a year ago, driven by positive price/cost, the favorable year-over-year impact of Plex, and higher sales.

Lifecycle Services
Lifecycle Services first quarter fiscal 2023 sales were $472 million, an increase of 6.4% compared to $443 million in the same period last year. Organic sales increased 10.2%, currency translation decreased sales by 4.2%, and acquisitions increased sales by 0.4%. Segment operating earnings were $24.3 million compared to $24.5 million in the same period last year. Segment operating margin decreased to 5.2% from 5.5% a year ago.

Supplemental Information
ARR - Organic ARR grew 14% compared to the end of the first quarter of fiscal 2022.
Corporate and other - Fiscal 2023 first quarter Corporate and other expense was $27.3 million compared to $29.4 million in the first quarter of fiscal 2022.
Purchase accounting depreciation and amortization - Fiscal 2023 first quarter Purchase accounting depreciation and amortization expense was $26.0 million, down $0.1 million from the first quarter of fiscal 2022.
Tax - On a GAAP basis, the effective tax rate in the first quarter of fiscal 2023 was 19.1% compared to 15.4% in the first quarter of fiscal 2022. The adjusted effective tax rate for the first quarter of fiscal 2023 was 17.1% compared to 15.3% in the prior year.
Share repurchases - During the first quarter of fiscal 2023, the Company repurchased approximately 0.6 million shares of its common stock at a cost of $156 million. At December 31, 2022, $1.1 billion remained available under our existing share repurchase authorization.
Return on Invested Capital (ROIC) - ROIC was 16.8% for the twelve months ended December 31, 2022 compared to 20.6% for the twelve months ended December 31, 2021. The decrease is driven by higher invested capital and discrete one-time tax benefits in the prior year partially offset by higher pre-tax income.
Definitions
Non-GAAP Measures - Organic sales, total segment operating earnings, total segment operating margin, adjusted income, adjusted EPS, adjusted effective tax rate, free cash flow, free cash flow conversion, and ROIC are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.
Organic ARR - Annual recurring revenue (ARR) is a key metric that enables measurement of progress in growing our recurring revenue business. It represents the annual contract value of all active recurring revenue contracts at any point in time. Recurring revenue is defined as a revenue stream that is contractual, typically for a period of 12 months or more, and has a high probability of renewal. The probability of renewal is based on historical renewal experience of the individual revenue streams, or management's best estimates if historical renewal experience is not available. Organic ARR growth is calculated as the dollar change in ARR, adjusted to exclude the effects of currency translation and acquisitions, divided by ARR as of the prior period. The effects of currency translation are excluded by calculating Organic ARR on a constant currency basis. When we acquire businesses, we exclude the effect of ARR in the current period for which there was no comparable ARR in the prior period. Organic ARR growth is also used as a financial measure of performance for our annual incentive compensation. Because ARR is based on annual contract value, it does not represent revenue recognized during a particular reporting period or revenue to be recognized in future reporting periods and is not intended to be a substitute for revenue, contract liabilities, or backlog.

Conference Call
A conference call to discuss the quarterly results will be held at 8:30 a.m. Eastern Time on January 26, 2023. The call will be an audio webcast and accessible on the Rockwell Automation website (https://ir.rockwellautomation.com/investors/). Presentation materials will also be available on the website prior to the call.
Interested parties can access the conference call by dialing the following numbers: (888) 330-2022 in the U.S. and Canada; (646) 960-0690 for other countries. Use the following passcode: 5499533. Please dial in 10 minutes prior to the start of the call.
Both the presentation materials and a replay of the call will be available on the Investor Relations section of the Rockwell Automation website through February 26, 2023.

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend”, and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:
•the availability and price of components and materials;
•macroeconomic factors, including inflation, global and regional business conditions (including adverse impacts in certain markets, such as Oil & Gas), commodity prices, currency exchange rates, the cyclical nature of our customers’ capital spending, and sovereign debt concerns;
•the severity and duration of disruptions to our business due to pandemics (including the COVID-19 pandemic), natural disasters (including those as a result of climate change), acts of war (including the Russia and Ukraine conflict), strikes, terrorism, social unrest or other causes, including the impacts of the COVID-19 pandemic and efforts to manage it on the global economy, liquidity and financial markets, demand for our hardware and software products, solutions, and services, our supply chain, our work force, our liquidity, and the value of the assets we own;
•our ability to attract, develop, and retain qualified personnel;
•the availability, effectiveness, and security of our information technology systems;
•our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our hardware and software products, solutions, and services;
•the successful integration and management of strategic transactions and achievement of the expected benefits of these transactions;
•laws, regulations, and governmental policies affecting our activities in the countries where we do business, including those related to tariffs, taxation, trade controls (including sanctions placed on Russia), cybersecurity, and climate change;
•the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;
•our ability to manage and mitigate the risks associated with our solutions and services businesses;
•the successful execution of our cost productivity initiatives;
•competitive hardware and software products, solutions, and services, pricing pressures, and our ability to provide high quality products, solutions, and services;
•the availability and cost of capital;
•disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;
•intellectual property infringement claims by others and the ability to protect our intellectual property;
•the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;
•the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions, and services we sell;
•risks associated with our investment in common stock of PTC Inc., including the potential for volatility in our reported quarterly earnings associated with changes in the market value of such stock;
•our ability to manage costs related to employee retirement and health care benefits; and
•other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 26,000 problem solvers dedicated to our customers in more than 100 countries. To learn more about how we are bringing The Connected Enterprise(R) to life across industrial enterprises, visit www.rockwellautomation.com.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended December 31,
	2022	2021
Sales
Intelligent Devices (a)	$936.2	$900.3
Software & Control (b)	573.3	513.9
Lifecycle Services (c)	471.5	443.1
Total sales (d)	$1,981.0	$1,857.3
Segment operating earnings
Intelligent Devices (e)	$209.4	$213.0
Software & Control (f)	167.3	117.6
Lifecycle Services (g)	24.3	24.5
Total segment operating earnings (1) (h)	401.0	355.1
Purchase accounting depreciation and amortization	(26.0)	(26.1)
Corporate and other	(27.3)	(29.4)
Non-operating pension and postretirement benefit credit	12.4	4.4
Change in fair value of investments	140.6	7.6
Interest expense, net	(32.8)	(29.1)
Income before income taxes (i)	467.9	282.5
Income tax provision	(89.2)	(43.6)
Net income	378.7	238.9
Net loss attributable to noncontrolling interests	(5.3)	(2.6)
Net income attributable to Rockwell Automation, Inc.	$384.0	$241.5

Diluted EPS	$3.31	$2.05

Adjusted EPS (2)	$2.46	$2.14

Diluted weighted average outstanding shares	115.5	117.3

Segment operating margin
Intelligent Devices (e/a)	22.4%	23.7%
Software & Control (f/b)	29.2%	22.9%
Lifecycle Services (g/c)	5.2%	5.5%
Total segment operating margin (1) (h/d)	20.2%	19.1%
Pre-tax margin (i/d)	23.6%	15.2%
(1) Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, corporate and other, non-operating pension and postretirement benefit credit, change in fair value of investments, interest expense, net, and income tax provision because we do not consider these items to be directly related to the operating performance of our segments. We believe total segment operating earnings and total segment operating margin are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.
(2) Adjusted EPS is a non-GAAP earnings measure that excludes purchase accounting depreciation and amortization, non-operating pension and postretirement benefit credit, change in fair value of investments, and net loss attributable to noncontrolling interests, including their respective tax effects. See "Other Supplemental Information - Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate" section for more information regarding non-operating pension and postretirement benefit credit and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED STATEMENT OF OPERATIONS INFORMATION
(in millions, except percentages)

	Three Months Ended December 31,
	2022	2021
Sales (a)	$1,981.0	$1,857.3
Cost of sales	(1,167.4)	(1,108.2)
Gross profit (b)	813.6	749.1
Selling, general and administrative expenses (c)	(469.5)	(447.5)
Change in fair value of investments (1)	140.6	7.6
Other income	17.3	2.9
Interest expense	(34.1)	(29.6)
Income before income taxes	467.9	282.5
Income tax provision	(89.2)	(43.6)
Net income	378.7	238.9
Net loss attributable to noncontrolling interests	(5.3)	(2.6)
Net income attributable to Rockwell Automation, Inc.	$384.0	$241.5

Gross profit as percent of sales (b/a)	41.1%	40.3%
SG&A as percent of sales (c/a)	23.7%	24.1%
(1) Primarily relates to the change in fair value of investment in PTC.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	December 31, 2022	September 30, 2022
Assets
Cash and cash equivalents	$460.0	$490.7
Receivables	1,839.4	1,736.7
Inventories	1,270.5	1,054.2
Property, net	623.4	586.5
Operating lease right-of-use assets	319.5	321.0
Goodwill and intangibles	4,558.7	4,426.0
Long-term investments	1,057.6	1,056.0
Other assets	1,020.7	1,087.6
Total	$11,149.8	$10,758.7
Liabilities and Shareowners’ Equity
Short-term debt	$1,156.7	$968.4
Accounts payable	1,034.5	1,028.0
Long-term debt	2,866.9	2,867.8
Operating lease liabilities	260.3	263.5
Other liabilities	2,630.8	2,614.3
Shareowners' equity attributable to Rockwell Automation, Inc.	2,914.8	2,725.6
Noncontrolling interests	285.8	291.1
Total	$11,149.8	$10,758.7

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Three Months Ended December 31,
	2022	2021
Operating activities:
Net income	$378.7	$238.9
Depreciation and amortization	57.8	58.9
Change in fair value of investments (1)	(140.6)	(7.6)
Retirement benefits (income) expense	(1.7)	16.2
Pension contributions	(7.0)	(7.5)
Receivables/inventories/payables	(237.7)	(185.7)
Contract liabilities	52.7	27.1
Compensation and benefits	(40.2)	(135.3)
Income taxes	73.1	(37.6)
Other operating activities	(68.8)	20.6
Cash provided by (used for) operating activities	66.3	(12.0)
Investing activities:
Capital expenditures	(24.2)	(37.1)
Acquisition of businesses, net of cash acquired	(133.8)	(10.5)
Purchases of investments	—	(1.5)
Proceeds from sale of investments	144.8	—
Other investing activities	(5.1)	0.4
Cash used for investing activities	(18.3)	(48.7)
Financing activities:
Net issuance of short-term debt	206.9	99.0
Repayment of debt	(18.8)	—
Cash dividends	(135.9)	(130.1)
Purchases of treasury stock	(156.8)	(49.8)
Proceeds from the exercise of stock options	13.4	31.8
Other financing activities	(14.1)	(2.9)
Cash used for financing activities	(105.3)	(52.0)
Effect of exchange rate changes on cash	18.0	(9.5)
Decrease in cash, cash equivalents, and restricted cash (2)	$(39.3)	$(122.2)
(1) Primarily relates to the change in fair value of investment in PTC.
(2) Cash, cash equivalents, and restricted cash at December 31, 2022, includes restricted cash of $8.6 million recorded in Other assets in the Condensed Balance Sheet. Cash, cash equivalents, and restricted cash at December 31, 2021, includes restricted cash of $17.2 million recorded in Other assets in the Condensed Balance Sheet.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of acquisitions and changes in currency exchange rates, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of acquisitions and changes in currency exchange rates. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three months ended December 31, 2022, compared to sales for the three months ended December 31, 2021:

	Three Months Ended December 31,
	2022				2021
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
North America	$1,178.9	$1.2	$(8.1)	$1,185.8	$1,100.7
EMEA	372.8	11.7	(40.9)	402.0	354.7
Asia Pacific	296.5	2.7	(29.7)	323.5	278.9
Latin America	132.8	—	2.1	130.7	123.0
Total	$1,981.0	$15.6	$(76.6)	$2,042.0	$1,857.3
The following is a reconciliation of reported sales to organic sales for our operating segments for the three months ended December 31, 2022, compared to sales for the three months ended December 31, 2021:

	Three Months Ended December 31,
	2022				2021
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
Intelligent Devices	$936.2	$13.7	$(37.6)	$960.1	$900.3
Software & Control	573.3	—	(20.2)	593.5	513.9
Lifecycle Services	471.5	1.9	(18.8)	488.4	443.1
Total	$1,981.0	$15.6	$(76.6)	$2,042.0	$1,857.3
The following is a reconciliation of reported sales growth to organic sales growth for the three months ended December 31, 2022, compared to sales for the three months ended December 31, 2021:

	Three Months Ended December 31, 2022
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	7.1%	0.1%	(0.7)%	7.7%
EMEA	5.1%	3.3%	(11.5)%	13.3%
Asia Pacific	6.3%	1.0%	(10.7)%	16.0%
Latin America	8.0%	—%	1.7%	6.3%
Total	6.7%	0.8%	(4.0)%	9.9%
The following is a reconciliation of reported sales growth to organic sales growth for our operating segments for the three months ended December 31, 2022, compared to sales for the three months ended December 31, 2021:

	Three Months Ended December 31, 2022
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	4.0%	1.5%	(4.1)%	6.6%
Software & Control	11.6%	—%	(3.9)%	15.5%
Lifecycle Services	6.4%	0.4%	(4.2)%	10.2%
Total	6.7%	0.8%	(4.0)%	9.9%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)
Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate
Adjusted income, adjusted EPS, and adjusted effective tax rate are non-GAAP earnings measures that exclude non-operating pension and postretirement benefit credit, purchase accounting depreciation and amortization attributable to Rockwell Automation, change in fair value of investments, and Net loss attributable to noncontrolling interests, including their respective tax effects.
We believe that adjusted income, adjusted EPS, and adjusted effective tax rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of adjusted income, adjusted EPS, and adjusted effective tax rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for Net income attributable to Rockwell Automation, diluted EPS, and effective tax rate.
The following are the components of operating and non-operating pension and postretirement benefit credit:

	Three Months Ended December 31,
	2022	2021
Service cost	$10.7	$20.6
Operating pension and postretirement benefit cost	10.7	20.6

Interest cost	39.8	32.7
Expected return on plan assets	(51.3)	(59.4)
Amortization of prior service credit	—	(0.2)
Amortization of net actuarial (gain) loss	(0.9)	22.5
Non-operating pension and postretirement benefit credit	(12.4)	(4.4)

Net periodic pension and postretirement benefit (credit) cost	$(1.7)	$16.2
The components of net periodic pension and postretirement benefit (credit) cost other than the service cost component are included in Other income in the Condensed Statement of Operations.
The following are reconciliations of Net income attributable to Rockwell Automation, diluted EPS, and effective tax rate to adjusted income, adjusted EPS, and adjusted effective tax rate, respectively:

	Three Months Ended December 31,
	2022	2021
Net income attributable to Rockwell Automation	$384.0	$241.5
Non-operating pension and postretirement benefit credit	(12.4)	(4.4)
Tax effect of non-operating pension and postretirement benefit credit	2.8	0.8
Purchase accounting depreciation and amortization attributable to Rockwell Automation	23.0	23.1
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(5.6)	(5.6)
Change in fair value of investments (1)	(140.6)	(7.6)
Tax effect of change in fair value of investments (1)	34.1	3.5
Adjusted income	$285.3	$251.3

Diluted EPS	$3.31	$2.05
Non-operating pension and postretirement benefit credit	(0.10)	(0.04)
Tax effect of non-operating pension and postretirement benefit credit	0.02	0.01
Purchase accounting depreciation and amortization attributable to Rockwell Automation	0.20	0.20
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(0.05)	(0.05)
Change in fair value of investments (1)	(1.22)	(0.06)
Tax effect of change in fair value of investments (1)	0.30	0.03
Adjusted EPS	$2.46	$2.14

Effective tax rate	19.1%	15.4%
Tax effect of non-operating pension and postretirement benefit credit	(0.1)%	—%
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	0.5%	0.8%
Tax effect of change in fair value of investments (1)	(2.4)%	(0.9)%
Adjusted effective tax rate	17.1%	15.3%
(1) Primarily relates to the change in fair value of investment in PTC.

Fiscal 2023 Guidance

Diluted EPS (1)	$10.99 - $11.79
Non-operating pension and postretirement benefit cost	0.04
Tax effect of non-operating pension and postretirement benefit cost	(0.01)
Purchase accounting depreciation and amortization attributable to Rockwell Automation	0.79
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(0.19)
Change in fair value of investments (2)	(1.22)
Tax effect of change in fair value of investments (2)	0.30
Adjusted EPS (1)	$10.70 - $11.50

Effective tax rate	~ 18.0%
Tax effect of non-operating pension and postretirement benefit cost	~ —%
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	~ 0.5%
Tax effect of change in fair value of investments (2)	~ (0.5)%
Adjusted effective tax rate	~ 18.0%
(1) Fiscal 2023 guidance based on adjusted income attributable to Rockwell, which includes an adjustment for Schlumberger's non-controlling interest in Sensia.
(2) The actual year-to-date adjustments, which are based on PTC's share price at December 31, 2022, and year-to-date sales of PTC shares, are used for guidance, as estimates of these adjustments on a forward-looking basis are not available due to variability, complexity, and limited visibility of these items.

Note: Guidance as of January 26, 2023

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends, and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Mar. 31, 2021	Jun 30, 2021	Sep. 30, 2021 (1)	Dec. 31, 2021	Mar. 31, 2022	Jun. 30, 2022	Sep. 30, 2022	Dec. 31, 2022
Cash provided by (used for) operating activities	$248.9	$461.5	$204.1	$(12.0)	$90.8	$344.9	$399.4	$66.3
Capital expenditures	(25.0)	(24.5)	(43.7)	(37.1)	(44.9)	(18.3)	(40.8)	(24.2)
Free cash flow	$223.9	$437.0	$160.4	$(49.1)	$45.9	$326.6	$358.6	$42.1
(1) Includes a payment of $28 million pre-tax to settle hedges executed in connection with our issuance of $1.5 billion of long-term notes in the fourth quarter of fiscal 2021.
The table below provides the calculation of free cash flow as a percentage of adjusted income ("free cash flow conversion") for the three months ended December 31, 2022 and 2021:

	Quarter Ended
	Dec. 31, 2022	Dec. 31, 2021
Free cash flow (a)	$42.1	$(49.1)
Adjusted income (b)	285.3	251.3
Free cash flow conversion (a/b)	15%	(20)%
Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Net income, before Interest expense, Income tax provision, and Purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of Short-term debt, Long-term debt, Shareowners’ equity, and Accumulated amortization of goodwill and other intangible assets, minus Cash and cash equivalents, Short-term investments, and long-term investments (fixed income securities), multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	December 31,
	2022	2021
(a) Return
Net income	$1,058.9	$992.8
Interest expense	127.8	101.6
Income tax provision	200.1	115.2
Purchase accounting depreciation and amortization	103.8	69.5
Return	$1,490.6	$1,279.1
(b) Average invested capital
Short-term debt	$794.7	$263.3
Long-term debt	3,226.7	2,573.9
Shareowners’ equity	2,925.4	2,416.3
Accumulated amortization of goodwill and intangibles	1,017.4	1,007.8
Cash and cash equivalents	(483.3)	(697.7)
Short-term and long-term investments	(7.6)	(0.6)
Average invested capital	$7,473.3	$5,563.0
(c) Effective tax rate
Income tax provision	200.1	115.2
Income before income taxes	$1,259.0	$1,108.0
Effective tax rate	15.9%	10.4%
(a) / (b) * (1-c) Return On Invested Capital	16.8%	20.6%